Exhibit 23.2

             Consent of Independent Certified Public Accountants
             ---------------------------------------------------

The Board of Directors
Technitrol, Inc.


We consent to incorporation by reference in the registration statement on Form S-8 of Technitrol, Inc. of our report dated March 3, 1995, relating to the consolidated balance sheets of Technitrol, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of earnings and retained earnings and cash flows for each of the years in the three-year period ended December 31, 1994 which report appears in the December 31, 1994 annual report on Form 10-K and Form S-4 Registration Statement dated August 21, 1995 of Technitrol, Inc. Our report refers to a change in 1993 in the method of accounting for income taxes.


Philadelphia, Pennsylvania
October 2, 1995